EXHIBIT 10.15

State of Missouri

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 1st day of Oct 2023, between Eric Joseph Bava, located at [*] (“Employee”) and Verde Renewables Inc, located at 2 Cityplace Dr, Suite 200, St. Louis, MO 63141 (“Employer”). The Employee and The Employer may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1. Services. EMPLOYEE agrees to take on the role of Chief Operating Officer for Verde Renewables Inc and its sister company, Verde Life Inc, and EMPLOYER agrees to procure the following roles for the specific tasks described below:

Description of Role

Operational Oversight: Responsible for managing and optimizing internal operations across various departments, including production, supply chain, logistics, operations, and customer service, ensuring seamless and efficient processes. Plays a critical role in driving the company’s operational success, contributing to its financial stability, and ensuring efficient operations within regulatory compliance and ethical standards.

Strategic Planning: Collaborates with the CEO and top executives to contribute valuable insights for formulating the company’s strategic plans. Plays a key role in developing and executing strategies that align with long-term goals and objectives.

Financial Management: Works closely with the CFO or Financial Controller to ensure financial objectives are met while maintaining operational effectiveness. This includes budgeting, cost control, and resource allocation.

Risk Management: Identifies and mitigates potential operational, regulatory, or market risks. Implements strategies to minimize the impact of these risks on the company.

Performance Metrics: Establishes and monitors Key Performance Indicators (KPIs), setting benchmarks for operational performance. Regularly assesses and adjusts strategies to meet or exceed these metrics.

Communication and Collaboration: Serves as a liaison between different departments, fostering effective communication across the organization. Collaborates with other executives to create a cohesive and cooperative working environment.

Public Relations: Involved in representing the company to stakeholders, investors, and the public. Communicates the company’s operational excellence, growth strategies, and overall performance.

2. Term and Termination. This Employment Agreement shall commence on the 1st day of October 2023 and end on Sept 30th 2027. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. If EMPLOYEE decides to cancel the Agreement, he/she will return all compensation that hasn’t been earned. The company reserves the right to terminate this agreement only on any of the following grounds:

•	Breach of major terms and conditions of employment
•	Serious misconduct or engaging in any illegal activity which has serious adverse implications on the image and reputation of the employer.
•	Committing any criminal offense during the course of work or conviction of any criminal offense which is punishable by imprisonment.

3. Remuneration. EMPLOYER will pay to the EMPLOYEE and for all obligations specified in this Agreement, a W2 salary of:

$10,000.00 (Ten Thousand US Dollars) a month in year 1 (Oct 2023 – June 2024)

$12,000.00 (Twelve Thousand Five Hundred US Dollars) a month in year 2 (July 2024 – March 2025)

$15,000.00 (Fifteen Thousand US Dollars) a month in year 3 (April 2025 – March 2026)

$17,500.00 (Seventeen Thousand Five Hundred US Dollars) a month in year 4 (April 2026 – Oct 2027)

Unless otherwise stated, EMPLOYEE shall be responsible for all taxes in connection with this Agreement.

4. Limitation of Liability. EMPLOYEE will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether Service Provider has been advised of the possibility of any such damage. In no event will Service Provider’s liability exceed the price paid by Client for the Services giving rise to the claim or cause of action.

5. Conflict of Interest. You are not allowed to take up any form of employment or to be involved in any commercial interests or businesses that is not related to the EMPLOYER during the course of your employment which may constitute as a conflict of interest.

6. Working hours and annual leave. You are entitled to flexible working hours subject to completion of all executive tasks and assignments as required. You will also be entitled to annual paid leave of 15 days after one year’s full service. Annual leave should only be taken at times convenient to the company and subject to you making proper management handover of your duties to an appropriate associate.

7. Amendments. No amendment to the terms stated in this Agreement will be effective unless it is in writing and signed by both Parties.

8. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, not including its conflicts of law provisions.

9. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

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10. Notices. Any notice or other communication given or made to any Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

11. Supplementary Compensation. Upon completing each full year of service, the EMPLOYEE will be eligible for additional compensation in the form of 670,000 VRDR (Verde Resources Inc) shares annually, subject to approval by the board of directors.

12. Special Clause. In the event that Verde Resources Inc, the parent company of the EMPLOYER, achieves a successful listing on The NASDAQ during the duration of this employment agreement, the restructuring of the EMPLOYEE’s remuneration package to align with industry standards will occur, subject to board approval. This adjustment formally acknowledges the substantial contribution of the EMPLOYEE to the successful listing of the parent company on The NASDAQ.

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IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Date: October 1, 2023	Verde Renewables Inc.

	By:	/s/ Jack Wong
	Name:	Jack Wong
	Title:	CEO

	By:	/s/ Eric Bava
	Name:	Eric Bava
	Title:	COO

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